Exhibit 99.1

Myers Industries Announces CFO Transition Plan

May 19, 2022, Akron, Ohio - Myers Industries, Inc. (NYSE: MYE) today announced the upcoming departure of Sonal Robinson, Executive Vice President and Chief Financial Officer. Ms. Robinson joined the Company in February 2021, was appointed Chief Financial Officer effective March 15, 2021, and has resigned to pursue other opportunities. To support a smooth transition, Ms. Robinson will continue in her role at Myers until July 1, 2022. Monica Vinay, Vice President, Investor Relations and Treasurer, has been named Interim Chief Financial Officer and will assume that role upon Ms. Robinson’s departure. The Company has launched a formal search process to identify a permanent successor.

“On behalf of everyone at Myers Industries, I’d like to express my gratitude to Sonal for her outstanding leadership, consistent partnership, and financial stewardship. Sonal has played a central role during one of the most significant periods in the Company’s history,” said Myers Industries’ President and Chief Executive Officer Mike McGaugh. “Her contributions have been a key factor in the important steps we’ve taken to transform the Company. Sonal has elevated the finance organization and strengthened the team through her commitment to excellence and talent development. We are fortunate to have benefited from her talents, and we appreciate everything she’s done for the Company. Monica Vinay is a well-respected and accomplished colleague, and she, along with our experienced finance leadership team, has my full confidence in leading the Finance function as a search for a permanent CFO is conducted.”

Ms. Robinson said, “I am extremely proud of our accomplishments during this transformational period in the Company’s history. It has been a pleasure working alongside such dedicated and talented colleagues and I wish them continued success in the execution of Myers’ long-term strategy.”

About Myers Industries

Myers Industries, Inc. manufactures polymer and metal products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel, and under-vehicle service industry in the United States. Visit www.myersindustries.com to learn more.

Contact:

Monica Vinay

Vice President, Investor Relations & Treasurer

(330) 761-6212

M-GU

Source: Myers Industries, Inc.